UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 15, 2020 (September 10, 2020)

i3 Verticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38532	82-4052852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Burton Hills Blvd., Suite 415 Nashville, TN		37215
(Address of principal executive offices)		(Zip Code)
(615) 465-4487
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 Par Value	IIIV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 10, 2020, i3 Verticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with i3 Verticals, LLC and BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to issue and sell an aggregate 3,737,500 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) to the Underwriters at a public offering price of $23.50 per share, which includes 487,500 shares of Class A Common Stock sold pursuant to the full exercise of the Underwriters’ option to purchase additional shares of Class A Common Stock at the Offering Price, less any underwriting discounts and commissions (the “Offering”). The Offering closed on September 15, 2020.
The net proceeds to the Company from the sale of shares of its Class A Common Stock issued and sold by the Company were approximately $83.4 million. The Company used all of the net proceeds received by the Company from the sale of shares of its Class A Common Stock in the Offering to purchase (i) 3,250,000 common units of i3 Verticals, LLC (the “Common Units”) directly from i3 Verticals, LLC and (ii) 487,500 Common Units pursuant to the exercise of the underwriters’ option to purchase additional shares in full from certain holders of Common Units, in each case at a price per Common Unit equal to the price per share paid by the Underwriters for shares of our Class A Common Stock in the Offering. i3 Verticals, LLC will receive an estimated $72.1 million in net proceeds from the sale of Common Units to i3 Verticals, Inc., after deducting estimated offering expenses of $0.5 million. i3 Verticals, LLC intends to use all the net proceeds it receives for general corporate purposes, including to repay outstanding indebtedness and to fund strategic acquisition opportunities.
BofA Securities, Inc. and Morgan Stanley & Co. LLC, acted as joint book-running managers for the Offering and as representatives of the underwriters.
The Offering was made pursuant to a prospectus supplement, dated September 10, 2020, and a base prospectus, dated August 9, 2019, included in the Company’s effective shelf registration statement on Form S-3 (File No. 333-233126), which was filed with the Securities and Exchange Commission on August 8, 2019.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The Company and its directors and executive officers also agreed not to sell or transfer any Class A Common Stock for 60 days after September 10, 2020 without first obtaining the written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives on behalf of the Underwriters, subject to certain exceptions as described in the prospectus supplement.
A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the description of the Underwriting Agreement herein is qualified in its entirety by reference to such exhibit. A copy of the opinion of Bass, Berry & Sims PLC relating to the legality of the issuance and sale of the shares of Class A Common Stock is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement, dated as of September 10, 2020, by and among i3 Verticals, Inc., i3 Verticals, LLC and BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I thereto.

5.1	Opinion of Bass, Berry & Sims PLC regarding the legality of shares.
23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 15, 2020

i3 VERTICALS, INC.

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer